Transcript of

Amarantus BioScience

Year End 2013 Update

April 24, 2014/4:05 p.m. EDT

Participants

Gerald Commissiong – President and Chief Executive Officer

Dr. David Lowe

Bob Farrell – Chief Financial Officer

Presentation

Operator

Greetings and welcome to the Amarantus BioScience Year End Update Call. At this time all participants are in a listen-only mode. A brief question and answer session will follow the formal presentation. As a reminder, this conference is being recorded.

Before we begin, I’d like to caution listeners that management will make comments during the call that include forward-looking statements within the meaning of the Federal Securities laws. These statements are covered under the Safe Harbor provisions of the Private Securities Litigation Reform Act and involve material risks and uncertainties associated with Amarantus’ business that could actual results or events to be materially different from those stated or implied by these forward-looking statements. For a list and description of those risks and uncertainties please see the Company’s filings with the Securities and Exchange Commission.

Amarantus disclaims any intention or obligation to update or revise any financial projections or forward-looking statements, whether as a result of new information, future events, or otherwise. Furthermore, this conference call contains time-sensitive information and is accurate only as of the date of this live broadcast, April 24, 2014.

It is now my pleasure to introduce your host, Gerald Commissiong, CEO of Amarantus. Thank you, sir. You may begin.

Gerald Commissiong – President and Chief Executive Officer

Thank you all for participating on today’s call. Dr. David Lowe has flown in from Geneva to join me here in Boston at the Neurotech Industry Organization Partnering and Investing Conference, and will be on the call today to provide you with several updates on our Eltoprazine and MANF programs. I am pleased also to introduce to you today our new CFO, Robert Farrell, who will discuss the Company’s financials and strategies to improve shareholder value going forward. Bob brings over 20 years of healthcare and public company experience to Amarantus, and we are absolutely thrilled to have him join our team. I will be focusing my discussions primarily on the progress we have made in our plans to commercialize LymPro the second half of this year.

The past year has been a time of transformation and significant corporate accomplishments for Amarantus. We in-licensed Eltoprazine, a phase 2b [indiscernible] drug candidate in L-dopa-induced dyskinesias and adult ADHD, changing Amarantus into a clinical stage company with a more robust pipeline from a therapeutic standpoint. Additionally, we secured important financing by exercising our warrants, entering into a securities purchase agreement with Lincoln Park Capital. We now have the funds to back up and access the capital to fully proceed with our business plan.

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I would like to start by reviewing some key corporate developments that have occurred over the last quarter. We announced the in-license of Eltoprazine across all therapeutic indications, with lead programs in LID and adult ADHD, and we’re now preparing to move it into later stage clinical development. We hired Dr. Charlotte Keywood as our Chief Medical Officer, primarily focusing on therapeutics. Dr. Keywood has earned a stellar reputation in the arena of Parkinson’s LID clinical development and has the experience needed to drive our Eltoprazine program forward in pivotal studies in the United States and Europe.

We appointed Dr. Louis Kirby to our advisory board to lead the clinical development of our LymPro diagnostic blood test for Alzheimer’s disease. Dr. Kirby brings invaluable experience to the Company’s development program, having been the principal investigator on over 400 clinical trials and established deep industry relationships in the area of Alzheimer’s therapeutic and diagnostic development.

We made several other key additions to our management team: Kerry Segal, Head of Business Development, Tiffini Clark as Head of Regulatory Affairs, and Paul Jurgenson as Head of Diagnostic Product Development. They all come to Amarantus with a tremendous amount of experience and expertise, and we are honored to have them join our team. We also recently added as Project Manager, Mark Wakefield, who has a significant amount of experience in managing clinical development at Addex Therapeutics.

We acquired an exclusive option to license MANF and CDNF related intellectual property to treat antibiotic-induced ototoxicity and other sensory disorders of the ear, further cementing our position as the world leader in the development of MANF family-based therapeutics. This position has been bolstered by recent published work in the area of beta cell protection, which further validates our development programs in the area of Wolfram’s disease and increases the value of our recently completed in-license of MANF diabetes intellectual property from the University of Massachusetts.

We were pleased to present at several conferences, including a London forum, Biotech Showcase, Bio CEO, as well as sponsoring our very own C4CT concussion summit at the United Nations. Amarantus has been very well received at all these events, and we’ve carved out a leadership position for ourselves in a number of key areas of science and unmet medical needs.

We were also selected to present at the Cavendish Global Health Impact Forum at the United Nations in early May. This is an excellent forum where we will get access to a number of private equity firms and family offices with access to deep capital, representing over $190 billion in financing availability.

I will now turn the phone over to Robert Farrell to discuss our financial position. Robert?

Robert Farrell – Chief Financial Officer

Thank you, Gerald. Earlier this week Amarantus announced financial results for 2013. For the year we incurred a net loss of approximately $15.2 million, or $0.03 per share. This compares with a net loss of approximately $5.1 million, or $0.04 per share for the previous year. The increase in net loss from 2012 to 2013 was partially attributable to an increase in R&D expense from 2012 to 2013 of approximately $1.5 million, an increase in non-cash expense of approximately $5.9 million relating to the estimated change in the fair value of certain of the Company’s convertible note obligations, and an increase in interest expense of approximately $1.1 million.

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At year end 2013, the Company had cash and cash equivalents of approximately $1 million. As we announced in March of this year, we completed transactions that month that raised approximately $4 million in cash. These transactions included the successful completion of a warrant solicitation that raised approximately $3.6 million, and an additional $400,000 that was raised in connection with a transaction entered into with Lincoln Park Capital.

The Lincoln Park transaction also provides the Company with a facility under which the Company has access to an additional $19.6 million of equity capital. Through the end of this calendar year we’re estimating that our cash burn will be approximately $9.3 million. Our current cash plus the cash available under the Lincoln Park facility are more than enough to fund operations through the end of the year and achieve key milestones this year, including the commercial launch of LymPro. Gerald?

Gerald Commissiong – President and Chief Executive Officer

I will now turn my attention towards discussing our development plans with respect to LymPro. We have initiated a competitive process to establish LymPro in a CLIA laboratory for commercial launch later this year. As we evaluate our options regarding structuring this transaction, we are taking into account many considerations to maintain as much value as possible for Amarantus, as we believe much of the value of LymPro will be realized as market acceptance grows over time due to strong scientific and clinical development, as well as a carefully rolled out marketing campaign.

As we further map out the cost and projected revenues to get LymPro to market, we are heartened with how far we have come in the last year in terms of maximizing its commercial potential due to the strong analytical package we have established and are continuing to establish, as well as the significant scientific research we have engaged in. We expect several incremental value building events to occur in the coming weeks and months for LymPro, as we are focused on executing our strategy. We have started to gain considerable traction within the scientific community due to our step wise approach, and believe this credibility building will be an important part of the overall process as we seek to acquire first customers in the clinical trial setting. A key meeting for the company in this process will be the Alzheimer’s Association International Conference in Copenhagen in July, where the Company has had several poster presentations accepted.

As we continue our work to establish the initial framework of reimbursement for LymPro, we are putting together our projected cost of goods sold, or COGS, as well as our projected pricing strategy. We are heartened again to see that our market [indiscernible] competition in the field, Avid Radiopharmaceuticals, has a total procedure pricing framework for Amavid well in excess of $3,000 per test, as well as a more cumbersome test administration paradigm. We believe we can price LymPro substantially below Amavid, still making a substantial profit and gain greater market acceptance due to the ease of use of the simple blood test that could eventually be administered at routine exams in general practitioner’s offices or potentially part of the Medicare mandated 65 year medical exam.

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Given the reimbursement history of Amavid and the recent approval of additional imaging agents, we believe LymPro’s well positioned to demonstrate over time great pharmacoeconomic value to payors and to worldwide healthcare systems in the commercial marketplace in Amavid, initially by feasibly improving estate planning decisions for families and improving patient selection for already marketed drugs to reduce the undue economic burden on payors on a rule out basis who are reimbursing subscriptions for dementia patients who do not actually have Alzheimer’s disease.

Concurrently, we see a potentially significant value creation paradigm for therapeutic development of Alzheimer’s treatment by allowing intervention earlier on in the disease progress by adding to the early diagnosis paradigm with a therapeutic intervention as the greatest opportunity to alter the course of the disease. In this experimental area, we see immediate revenue opportunity for pharmaceutical companies who are seeking to enrich their clinical trial population so as to improve the likelihood that patients enrolled actually have Alzheimer’s versus other forms of dementia in their clinical trial.

We continue to believe this market opportunity well exceeds $500 million in the United States alone, and believe that we can generate significant revenues under our current proposed CLIA structure. Ultimately, we believe it is likely that FDA approval could be a gating step to further widespread acceptance. However, we have seen significant revenues created for companies under the CLIA regulatory pathway and believe LymPro falls within the same purview. We remain on track with our plans to commercialize LymPro later this year, and will begin the process of making sales projections following meetings that we have begun scheduling at AAIC, the Alzheimer’s conference in Copenhagen this summer.

I will now pass over to Dr. David Lowe, who will give us an overview of our Eltoprazine and MANF programs. Dr. Lowe?

Dr. David Lowe

Yes, thanks, Gerald. It’s great to be here in Boston and take part in this NIO meeting. We’ve already seen evidence of investor, and actually pharma interest in our research and development programs.

Turning first to Eltoprazine, while Eltoprazine, as I think the listeners know, is expected to be entering phase 2b later this year, in levodopa-induced dyskinesia, so we refer to that as PD LID. This is an indication, with revenue potential in excess of $750 million per year in the United States alone, and is becoming well established as a key medical need in Parkinson’s disease.

In addition, the Company had the opportunity to initiate a Phase 2b trial in adult ADHD, where there’s a growing need for a non-scheduled, non-stimulant based treatment. Importantly, Eltoprazine has been evaluated in over 700 people to date, so a very good safety record, and has a very strong safety profile overall compared to other drugs in this class, thereby reducing commercial safety risk for potential partners. As I said before, we’re beginning to see this in our discussions with potential partners at this NIO meeting.

In relation to these trials, the LID trials, as Gerald mentioned, we were extremely pleased to welcome Dr. Charlotte Keywood as Chief Medical Officer in our Therapeutics group. Dr. Keywood is leading our clinical team in the Eltoprazine program, and brings many years of valuable clinical trials experience, most recently in PD LID, to our company. Trial planning is well underway, including protocol designs, drug product production, regulatory affairs, and all the normal components building up to the start of a clinical trial, which, as Gerald mentioned, we hope to get going, and will get going actually I think by the end of this year. So, we look forward to updating you on future progress.

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So, that’s the clinical compound, Eltoprazine, now turning to MANF, MANF continues to grow in value as we move forward, I think in part due to the wealth of relevant science being published on this asset by independent third parties, throughout the world, in fact. It is truly amazing to us all here in the team at Amarantus, who discovered MANF, to see the potential that this asset holds. We’re currently focused on the orphan indication retinitis pigmentosa and are currently moving this compound forward towards IND. Alongside this, MANF’s potential for both protein and gene therapy as a curative treatment, not symptomatic treatment necessarily, curative treatment for Parkinson’s disease, remains very high, and remains a strong focus point for the R&D team.

Recently, a number of additional indications of the underlying MANF mechanism [indiscernible] have been identified, including diabetes and hearing loss. The possibilities for MANF to change the practice of medicine in a number of key areas of unmet medical need is rooted in strong science, and therefore has a high likelihood to bring the promise forward as we deliver in the clinic, and I can assure you that we’re working diligently to bring this to fruition.

Gerald Commissiong – President and Chief Executive Officer

This concludes our prepared remarks. Operator, we’re ready to take questions.

Operator

Thank you. We will now be conducting a question and answer session. (Operator instructions)

Gerald Commissiong – President and Chief Executive Officer

While we’re waiting for questions, I just want to let you know about some of the events that we participated in and are planning to participate. As David mentioned, and I spoke previously about, the NIO conference that we just finished here has done extremely well, and in fact our head of Business Development has been unable to attend this call, which we were planning on having him on, because he’s been kept behind for various discussions.

In addition, we’re really looking forward to our opportunity to present at the Cavendish Global Health Impact Forum, which is being held May 5th through May 7th at the UN in New York. This has been a really great opportunity to discuss with potential partners and a number of institutional investors and analysts in the space who are really trying to dig in further on the MANF, Amarantus, LymPro, Eltoprazine story. We’ve gotten a lot of compliments recently about the improvement that the Company’s made over the last year, and some of the promise now, people are starting to dig in deeper from a due diligence standpoint. Each of these events gives Amarantus exposure to important sectors of our industry, whether it’s service providers, researchers, partners, and of course investors. So, one thing I can say is that we’ve been working extremely hard and we certainly feel that our hard work is starting to pay off.

Operator, we’re now ready for questions.

Operator

Thank you. Our first question comes from the line of Nick Cooper with Edison. Please proceed with your question.

<Q>: Good afternoon. I’ve just got a couple of questions on LymPro. Could you give us an overview of the data we should expect from the coming weeks and months on that product? And also, what kind of [indiscernible] have you had with pharmaceutical companies about them using LymPro to enrich their patient samples to use in clinical trials?

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Gerald Commissiong – President and Chief Executive Officer

Sure. We have a number of things ongoing with LymPro. First, we have a retrospective prognostic study where we’re looking at patients’ records of patients who previously received LymPro Test as part of the research group at both GW Medical, which was the original entity, and then Provista, which acquired it, I think in the 2005 time frame. That’s going extremely well. We have the clinical investigator who was the PI on that trial, he has all of the patient records sitting on his desk. We’re tweaking the final trial design. Mark Wakefield’s input has been extremely beneficial. And so we’re working now through the IRB protocol to get that moving, and given that it’s obviously a retrospective patient diary study we expect to have data in a relatively short period of time in the second quarter.

In addition to that, we’ve obviously been working very hard on the analytical performance package, which is basically making sure that this is really reproducible and has a high degree of precision, so, data is forthcoming in that. We submitted, on both of these programs, abstracts heading into poster presentations at AAIC, and those are both submitted.

In addition, another abstract that was accepted by AAIC is of course the prognostic study confirming the decision of LymPro on a go forward basis as an Alzheimer’s versus cognitively intact normal, and that is coming along extremely well. Dr. Kirby’s experience in the network has been tremendously valuable. So, at the current time we are looking at a number of trials, there are now ongoing trials in parallel, and we expect data to be available by the time AAIC comes around in mid-July.

As far as—

<Q>: How many patients will be in the retrospective prognostic trial?

Gerald Commissiong – President and Chief Executive Officer

We narrowed that down to exactly 42 patients, and there are certain reasons for that we can’t discuss publicly. But, there will be 42 patients involved in that study.

As far as the discussions with pharma companies, it’s really no secret everybody’s trying to get a better handle on Alzheimer’s patients to ensure that you really have Alzheimer’s patients in a trial. At the current time they’re using amyloid imaging, some are using ApoE4, they’re starting to try to use [indiscernible] imaging in improving the accuracy of that modality, MMSC and other measures are also being used. This would be one which would become part of that process, and initially this would become something that pharma companies would begin to use as part of the process as they become more comfortable with the data that they’re seeing in their own hands. We then think it will start to move up the food chain in the diagnostic paradigm.

And that’s really our objective. Our objective here is to get in the game with these companies and as they start to understand how this is working, to start to move it up, because ultimately from a commercial standpoint a blood test is the Holy Grail, as we’ve heard from everybody, in Alzheimer’s disease. And importantly, there are a number of papers emerging on cell cycle disregulation and autoimmune components to Alzheimer’s disease that are significantly increasing the interest in this field, generally and specifically LymPro because this is the most advanced asset in this field.

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<Q>: Thank you.

Operator

Thank you. Our next question comes from the line of Jason Nakadano with Vax. Please proceed with your question.

<Q>: Hi, this is David. I’m actually filling in for Jason today. I have a couple of questions, first about LymPro. The Alzheimer’s disease blood test that’s being developed by the Georgetown and Rochester group that made a pretty big splash in the media in March, I was just wondering if you can give investors a sense of how you think this product compares with LymPro. We’ve looked at the data briefly and it looks to be similar accuracy, LymPro may be a little bit better, but it’s kind of hard to quantify at this point. But just what were your thoughts on that?

Gerald Commissiong – President and Chief Executive Officer

Look, I mean, I spoke about [indiscernible] after all that came out. It certainly is the result of a long history of work that actually started, I believe, out of Rochester.

Dr. David Lowe

I believe so, yes.

Gerald Commissiong – President and Chief Executive Officer

At Rochester University several years ago they looked at a number of different systems, and ended up with this panel of lipids. I think it was good science from a process standpoint. There’s no real significant relationship necessarily to disease biology, but it’s good work. Now, with that being said, we don’t necessarily feel it’s anywhere near as translatable on a mass scale as LymPro, and certainly from a commercial standpoint it’s several years behind it.

From a data standpoint as far as efficacy [indiscernible] and within the diagnostic paradigm, the specificity and sensitivity, we feel as though we have certainly comparable, if not better, data. And as time goes on, certainly with some of these studies that we have planned now and specific designs that we’re taking into account because of some of these things that we are seeing come out, we think we can really put a nail to establish LymPro as the first test.

And we think that’s really important, the first test that has a specific relationship to disease biology from a mechanistic standpoint, because as many of you know, first to market generally wins the prize. And if we can come out with something that shows high sensitivity and specificity, even if it’s relatively similar to other things, if we get there first and we start to get real uptake, especially with pharma companies, that translates into publications, publications translate into additional interest, additional interest translates into orders.

So, we have a very specific step wise approach to make sure that, one, in the community we’re not blowing smoke and having a whole lot of hype behind something until the data’s there to support it. We feel as though we have a strong data set now, and it’s continuing to improve, and the KOL that we’re working with to understand that, and as long as everybody understands that we’re moving step by step by step it certainly seems to be very accessible to every KOL we’ve spoken to. One of the important things that we see as this process goes on is that there’s been a lot of missteps in the Alzheimer’s space, a lot of promise that a lot of people haven’t delivered on, so we want to make sure that as we move forward we don’t end up with false steps that could sully the asset.

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<Q>: Okay, great. Thanks for that. So, you mentioned that the next step basically [indiscernible] generating pilot data for the analytical performance, I guess, so is that being done within BD, or is that going to be a different partner?

Gerald Commissiong – President and Chief Executive Officer

No, we already have pilot data. The pilot, on the APP, on the Analytical Performance Package pilot data was cut out back, I think in maybe the September, October time frame, where we analytically confirmed that things were running as they were previously. There’s a lot that I can’t say, but what I can say is that BD is not going to be the group to commercialize this, and we are putting in place all of the necessary steps to get it to a position where it can be transferred to another party with much more of a commercial focus. So, to the extent that I can answer the question, is BD is putting this in a position to be handed off and it’s going to be handed off to a group which will take it across the finish line for the purposes of commercialization.

Dr. David Lowe

And I think that was always the plan actually.

Gerald Commissiong – President and Chief Executive Officer

Yes—

Dr. David Lowe

It’s not like there’s a change in tactics or strategy.

Gerald Commissiong – President and Chief Executive Officer

Right. It’s important to understand flow-based cytometry is not a simple system in terms of understanding how to do it or how to put it together. Once it’s properly packaged somebody can take it in, but the real fundamental research that it takes to get it to where it needs to go, you really want that done at the best labs. And certainly BD is number one in the world, and that’s why we felt that it was important to go there.

<Q>: Okay, I’m going to move on to Eltoprazine if I can. First off, congrats on hiring Dr. Keywood. It really looks like you guys are putting the right team in place to advance these assets forward. You’ve had control of Eltoprazine now for about four months, so I’m just curious what you’ve learned over the time frame. Can you give us a sense of the first steps that are going to be involved with Eltoprazine and maybe when we might specifically see the drug back in the clinic.

Gerald Commissiong – President and Chief Executive Officer

So, first, I’m going to let Dr. Lowe answer, David’s going to answer most of the questions. One thing I will say is that he obviously has a lot of experience with the asset, so it’s not as though we were starting from scratch. So, I think that’s a really important component. David, why don’t you answer that?

Dr. David Lowe

Yes, there’s been a number of, I’d say, key components. First of all, simply transferring documents or documentation, getting all that bullet proofed from a regulatory perspective, that’s been an important activity. We can’t do clinical trials without API on drug product, so we’ve been looking at what stocks are available, working with actually Ash Stevens on that, he’s a major provider in the API field, and we’re putting now more detailed GAM charts together to plan out the production of API and drug product.

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Then, Dr. Keywood and myself have been working on various trial designs. We actually think that we can come up with a trial design that will be adaptive and potentially pivotal. Of course we’d need two pivotal trials, that’s clear, so we’re really going for a more aggressive plan at the moment rather than just a straight vanilla phase 2b trial. We’re not quite finished with that planning yet. I expect that to be done within the next week or two. And then we’ll start reaching out to the clinical sites, we’ve already got lists of these, because Dr. Keywood and her colleague, Mark Wakefield, worked on the Addex pharma PD LID trial, so we’ve got the existing lists of clinical sites that performed and those that didn’t perform, so we’ll obviously be culling the latter out.

And we’ve got a pretty tightly organized GAM chart already for the trial, just filling in the details, and, as I said before, we expect to get those patients [indiscernible] by certainly the end of this year. That’s the goal. I would not describe it at the moment as a stretch goal, so we might even get a little bit before, sort of in the November time frame maybe. We’ll be informing you guys about more details as we move forward.

I don’t think we’ve really learned anything new over and above what we knew before, and part of that I think is the fact that I’ve worked on this compound in the past. So, I’m quite pleased with the way things have gone. I think the hiring of Charlotte and Mark Wakefield has been, I wouldn’t describe it as a major coup, but pretty good, because it means we get out of the box a bit faster than we would have done otherwise. And her knowledge of not only the clinical trial sites but also the investigators there, she’s certainly familiar with them, so that’s going to help tremendously. And as I said, I’m looking forward very much to informing you about the details as we move forward.

<Q>: What kind of funding do you think is going to be necessary to get the compound through, let’s say, BD?

Dr. David Lowe

We don’t have a bottom line on that at the moment, but it would be something in the $4 million to $5 million, probably, something of that nature.

<Q>: Okay. My last question is going to be on MANF. So, of course there’s a really interesting paper published earlier this month from a group out of Finland investigating it in a treatment for diabetes. So, you guys have spoken publicly previously about an orphan [indiscernible] Wolfram syndrome that just makes a lot of sense now with that paper that just came out. When do you think we’ll see that orphan drug filing? I think you had mentioned earlier that you want to go for retinitis pigmentosa first, but when do you think we’re going to see an orphan drug filing for that, or even for Wolfram’s? And do you think you’re going to do, or do you think it makes sense to do the IND first, or to do the orphan application first?

Gerald Commissiong – President and Chief Executive Officer

From a corporate standpoint, you know, when you’re actually going in to file with the FDA we would be filing with the orphan drug group, so those discussions will be initiated sooner rather than later. Obviously, we want to have all of our ducks in a row before we go in there, so that it’s a pretty smooth process, and we started that quite some time ago, we actually started thinking about orphans when we first brought on Dr. Rubenfeld, I think, in late 2012, because we saw this coming down the pike, and he’s got a lot of experience obviously in that arena. So, from that standpoint we’re hopeful maybe later on this year or earlier on next year that we would be in to get this orphan designation in and start working on what the designs are going to be and what kind of patient population.

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It’s important to understand, Wolfram, there’s about 300 patients out there, and they obviously follow this very closely. We have close collaborators in the field of Wolfram’s that we are very close to, so we feel as those this is something which could be transformative. And the important part to understand is that Wolfram’s actually has three different components: one is a diabetic phenotype; another is a retinal phenotype; and then the third is an otological phenotype, so the ear.

So, from a quality of life perspective actually ophthalmological indications are high priority, so that falls right in line with what we’re already doing with our retinitis development. Certainly, if we can really get something done on the beta cell protection for MANF, then there are a number of avenues that could be used, systemic application would be great, but there are a number of other avenues that are currently being developed, and certainly within the context of an orphan, are potentially possible. And within the context of the ear different delivery methods such as transtympanic may be possible as well.

So, there are a number of things we’re looking at, but I think David has something he wants to—

Dr. David Lowe

Yes, the only comment I’d make is that Wolfram’s been on our screen for about a year and a half and, for the reasons Gerald mentioned, it’s a really great orphan to go for initially because it’s got at least three aspects to the phenotype, so the diabetic, the eye, and the ear problems. There’s actually Usher’s syndrome as well, which would have a similar kind of interesting profile.

So, what we’re doing at the moment, just to get down to the [indiscernible] program and getting rubber on the road, is we’re developing an ELISA, you can’t have clinical development, whether it’s systemic or intraocular, without an ELISA. We’ve got enough material at hand for doing further experimental work, and we’ve got actually now plans for larger scale manufacturing starting to come forward. We have not yet signed a contract with a manufacturing organization, but that’s close to being achieved, so that will be a major breakthrough I think.

And we’re doing some further work in retinitis pigmentosa, particularly looking at functional outcomes rather than anatomical outcomes. But we’re also developing a toolkit here that can be applied not only to the ocular IND and the ocular development, but also to systemic routes of administration, so things like the ELISA, you know, they go across the indications. Cellular based assays looking at stability are very important, and we’ve got a number of options there that we know about that we’ll be finalizing.

So, I think basically retinitis pigmentosa is a key primary indication. We’ll be doing a little bit of experimental work on Wolfram’s and we’ll see where that takes us. And we’re very encouraged by this diabetes paper of the pharma group, but I have to say that we knew about this a year and a half ago ourselves, because we’ve done work with the University of Massachusetts under Massachusetts state grant funding actually, that already told us that this was very important. And so the systemic route of administration is very, very much on our screen, and with this tool box of IND enabling tools we are developing we’ll be able to go there very quickly as well. And I think there’s another point as well which could be looking for grants in that area of diabetes, that’s something else the team is going to be spending time on.

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Gerald Commissiong – President and Chief Executive Officer

Right. I think it’s important to note if you go back and you look at what we’ve done, obviously we own the composition of [indiscernible] patients [indiscernible]. We took license to the method of use applications in diabetes, we took license to the method of use applications in retinal disorders, and we took method of use applications in the area of paraffin, and that was not by accident. So, it takes time to put together the intellectual property portfolio because MANF is such a potentially breakthrough area that there are a lot of people who want to get in the game. But at the end of the day every group that we spoke to, you know, we own the fundamental patents, so if they really want to have freedom to operate and really see this thing move forward, they’ve had to come through us.

<Q>: Okay, that was my questions. Thanks a lot.

Operator

Thank you. Our next question comes from the line of Jeffrey Kraws with Crystal Research. Please proceed with your question.

<Q>: Thank you. A lot of the questions on LymPro have obviously been asked already, but one of the things that I noticed since I followed this since the beginning is that your tactics for going at this from an IT standpoint as well as a platform technology standpoint differentiated yourselves from the other companies that have scientific results that could be similar, not only from an aspect of the disease specific biology knowledge that you get, but most importantly I think because of the people you put on board and the strategies, the ability to repeat this on a commercial level and apply it in various aspects with depth and diversity that the other companies just don’t have. And I think that that’s one of the things that’s often overlooked is that technology is, it is readily commercially scalable and highly repeatable, and I think that’s one of the main differentiating factors from that technology. Would you agree?

Gerald Commissiong – President and Chief Executive Officer

Absolutely. If you look at our history, when I started this company we had the MANF patent and some cell data in Parkinson’s. We then got some additional published data in Parkinson’s and it was actually a Japanese group that started to look at the endoplasmic reticulum that really opened up the door, and opened up our eyes to the potential of what we were doing, and we started to think, okay, research is great but that’s not really what brings value, because there’s a lot of interesting research, so let’s really think about how can we attract people to Amarantus and bring in programs. And the answer is intellectual property, right? If you bring strong intellectual property to the table and people realize they can’t get around you, you have the ability to create real value, and that ultimately you need really good people to turn that potential into reality.

So, we’ve been extremely fortunate. I think the addition of Dr. Lowe has been a major coup, and has attracted a number of additional people to the company, and over time I’m amazed with the quality of people that we’ve been able to attract. So, absolutely, thank you very much for the compliment.

Dr. David Lowe

Yes, just one comment from me is, one of the reasons I decided to get involved with Amarantus was the feeling that basically came from Gerald himself is that [indiscernible], you know, it’s the easiest thing in the world to get lost in black hole basic research, but you’ve got to keep constantly focused on the commercial development of it. And there’s no point in doing brilliant research if it’s not going to benefit people. What’s the point? So, I think the team we’ve put together and now Bob’s come on board to give us a little bit more, let’s say, financial expertise and financial discipline actually, which we very much welcome, and we’re ready to now move forward to the next phase of the company’s maturation.

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<Q>: Great. One other question, do you have any general update on PhenoGuard?

Gerald Commissiong – President and Chief Executive Officer

Yes, absolutely. John is going to be presenting, I’m sorry, Dr. Commissiong, it’s my father, John, he’s going to be presenting at a conference in the U.K. next week on the platform. We’ve made a lot of progress now being at Janssen Labs and getting access to the resources without necessarily having to pay for it, and I think that was actually a major component of Janssen’s interest. So, we’re very pleased with that. Obviously we think if we discover another neurotropic factor family that that’s a big paradigm shift.

<Q>: I definitely think that your company is highly undervalued because of the different applications that you have across your technology and I don’t think there’s anything at all in your technology [indiscernible] in your current valuation. So, I look forward to hearing more on that. Thank you.

Dr. David Lowe

Absolutely.

Operator

Thank you. Our next question comes from the line of David Ludlow, a private investor. Please proceed with your question.

<Q>: Hi. You mentioned that following the Alzheimer’s conference in July that you’ll maybe start talking about revenue guidance. Is there anything you can say about that now in terms of how soon you think we might get reimbursements from Medicare? And assuming we do get reimbursements from Medicare and insurance companies, what would be the source of our revenue for LymPro? Are there that many clinical trials going on that that would be a significant source of revenue? At the end of this year what kind of sources would be using LymPro that would bring us in money, and how fast would that ramp up in 2015?

Jason Nakadano threw out under CLIA that the revenue opportunity for LymPro was in the several hundreds of millions, not the 500 million that Gerald just mentioned after FDA approval, but it sounds like there’s a substantial revenue opportunity during that one or two or three year period we have CLIA authority. Can you give us any kind of guidance on that? Because I think that will indicate how fast our price per share will ramp up based on the discounting of that future revenue. Thanks.

Gerald Commissiong – President and Chief Executive Officer

Obviously, I understand the question. Look, there are a number of ways that revenue can be made, clinical trials, they’re important for credibility build-ins. Certainly, if we can get on track with the clinical trial and, God willing, one of these companies has a drug that actually works and we end up as a companion, you want to be on the inside track. You don’t want to be on the outside looking in. So, yes, there’s a reasonable revenue opportunity on clinical trials.

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I saw a company yesterday, [indiscernible] presented, and they estimated that market at $150 million. I’m not sure if we see that number out of pharma clinical trials, but there are hundreds of clinical trials ongoing in this area because every pharma company knows that pretty much anything that gets approved in Alzheimer’s is a blockbuster.

So, that’s a real revenue opportunity, high net worth individuals, or not even necessarily that high net worth, to take a test. There are a number of people who have already approached me asking, “Can I get LymPro to see if my sister has Alzheimer’s? My mother had Alzheimer’s. My father had Alzheimer’s. This is something that I would like to do.” And this is not going to be a prohibitively expensive test that is not something an individual could pay for. Certainly people who are genetically predisposed with ApoE4 would be great candidates for a test like this. And a lot of people are getting genetic testing more and more often, so conversion from having a gene to actually manifesting biological symptomatology via cell cycles, that’s another group of people who would be first movers. The opinion leading physicians, who often are the ones who administer these ApoE4 tests, certainly would be the ones who would want to understand how this is really used in a clinical setting and could be customers for the test.

We actually had a discussion with a firm who does financial planning for families, and from a financial planning standpoint there’s a significant need to assess what the healthcare costs are going to be and how long someone’s going to be able to make their own decisions for. Because, as I’m sure you know, there are a lot of families that end up in shambles as people fight over money after a loved one is no longer able to care for themselves.

So, I don’t think there’s a lack of opportunity. I think it’s about good science, and I think it’s about making sure that that good science is commercially ready as the data flows. And that’s one of the reasons why we want to make sure we are in CLIA, so that we’re able to sell commercially while the scientific literature is becoming more robust in this area. And at some point there’s going to be a watershed moment, we don’t know when that’s going to be, but certainly if it ends up on CNN that could drive sales. We don’t know what that’s going to be. But for the time being our focus is on quality. We don’t want to focus too much on numbers. But in terms of what possible, Jason is certainly not wrong to suggest there are lots of tests out there that generate significant revenues under CLIA.

And as far as reimbursement, there’s kind of a two-pronged approach for reimbursement. Certainly, we think we’ve identified a strategy now, not a Medicare based strategy, but that’s probably not going to be a significant number, because once you start getting a lot of orders for reimbursement the insurance companies start to look at what they’re paying for, and generally they may come back until the data’s there. And that’s one of the reasons we really want to focus on the data. The rule is generally two large independent peer-reviewed publications is what will drive reimbursement from these large payors. That’s what we saw with the decisions with Amavid. As I said before, I think there are a lot of people who would just be willing to pay. You know, this is a blood test. This is not going to be a $5,000 endeavor. There are a lot of people who would just pay to know.

Dr. David Lowe

It’s an interesting question what the ApoE4 market size actually is.

Gerald Commissiong – President and Chief Executive Officer

Yes, and it certainly isn’t as prevalent as ApoE4—

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Dr. David Lowe

[Indiscernible] as an example.

Gerald Commissiong – President and Chief Executive Officer

Right.

Dr. David Lowe

And then there’s the issue of concussion.

Gerald Commissiong – President and Chief Executive Officer

Well, right, that’s a—

Dr. David Lowe

I don’t want to get too defocused, but that’s another potential use of the test.

Gerald Commissiong – President and Chief Executive Officer

Right. Absolutely. So, the bottom line is, yes, there’s significant revenue potential. We don’t want to say a number split now, because we really want to make sure that when we give guidance, the guidance is accurate, or to the best of our knowledge is reasonable. So, we have more research to do. We think there is a reasonable reimbursement opportunity, but it’s not going to be large scale without, as you say, Medicare.

But, for example, today we were at breakfast with a congressman, and this was a specific focus of the discussion. Alzheimer’s is, I think he said they spent, what is it, $213 billion, the U.S. government spends on treating, not necessarily treating, caring for Alzheimer’s patients, and they only spend about $10 billion on research, and they’re looking for ways in this politically charged environment to get things through. And this is a guy who receives a trillion dollars in budget, so this is a major thing.

<Q>: You had mentioned the data for LymPro will be available following that July Alzheimer’s conference, so I’m assuming that all your testing, seven year testing and the other CLIA testing, will be complete by mid-July. And then Paul Jorgenson e-mailed out, he answered a question to some of the shareholders, we didn’t know that you didn’t have to apply for CLIA approval, but basically once the testing is done our understanding now is because of his e-mails, that we just go to our certified CLIA partner’s lab and get validated there and then we’re off and running. I realize I’m oversimplifying it, but if we’re done with the testing by mid-July, is it conceivable that by September we’re in that new CLIA partner’s lab commercializing? Is that how it works?

So I think a lot of us shareholders, you know, LymPro is what we think juices the sauce, price, and the time frame, when you say that LymPro’s on track to commercialize, you know, we don’t always understand that process. And so am I to understand we’ll be in a CLIA approved lab maybe as early as September?

Gerald Commissiong – President and Chief Executive Officer

I don’t want to give a September date, because obviously we haven’t finished negotiating with where this is going to be done and we haven’t finished analytical performance package yet, and we haven’t finished these other things yet, but we’re working towards those. That’s certainly not out of the realm of possibility. Yes, that’s the process. You know, the nature of a laboratory developed test is that the lab in which it is developed and validated is already running commercial tests, has high standards in terms of the integrity of the data, and is delivering reasonable precision for the positions that it serves. So, inherent within the CLIA lab is a certain level of integrity related to the data, and they get inspected, I think annually or semiannually to ensure that they’re following all the practices, etc.

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So, yes, there’s no delay between when the test is validated in CLIA and when it can be sold to physicians. It’s really a matter of the CLIA lab feeling comfortable that it is analytically competent to continuously deliver this test and that there is a defined precision point that it meets. It doesn’t have to be a high bar. It just has to be a bar. So, certainly for us we want, obviously there to be a high bar so that we can get good data, that it can translate into good publications and then in turn into revenue. So, what you’re generally describing, and what Paul sent to you, I looked at it before it went out, it’s 100% accurate. And, yes, we’re not saying that this is going to be commercialized on December 31st. It can certainly happen before then.

<Q>: And just in the U.S., or is Europe, and international commercialization, the partner that you’re negotiating with, I mean, obviously it’s got to, I mean, if we’re talking September, by the end of 2014 that’s got to happen here pretty quick. Is this going to take place just in the U.S. initially, or might we expect a European launch commercially on LymPro as well?

Gerald Commissiong – President and Chief Executive Officer

No, the focus is U.S. Europe has a little bit of a different system with the CE marking, you know, the nature of the laboratory developed test is that it’s not a kit, whereas, some of the things when you’re developing tests for the European market they generally are kits and there’s a subtle but important distinction between these two avenues for gathering the appropriate data. There’s also, in terms of reagents, etc., there’s different guidelines with how intellectual property and use of certain reagents gets handled, so, there are differences. The bottom line is, it’s going to be the U.S. first. We will then look at strategies for the rest of the world. Certainly, as you can imagine, a lot of groups who commercialize in the U.S. have the capability to do so overseas, but that’s not our initial discussion.

<Q>: Great. Thank you very much. That was very helpful.

Operator

Thank you. Our next question comes from the line of Scott Wobock, a private investor. Please proceed with your question.

<Q>: Thank you very much for taking my call. I had several questions centered around MANF. I know we talked earlier about Wolfram’s, but is there still a strategy maybe longer term in place where you would actually want to pursue type 1 diabetes, or is it just Wolfram’s, which is a much smaller indication?

Gerald Commissiong – President and Chief Executive Officer

Yes. Wolfram’s has a diabetic phenotype to it, so Wolfram’s is a genetic disorder, WSS-1, WSS-2, and when you get Wolfram’s the first symptom that you develop is diabetes, type 1 diabetes, I think the typical age that you develop it is age four or five, I believe. So, diabetes is a symptom of Wolfram, but it is diabetes that you get. It’s not Wolfram that you get. So, if you have a good proof of concept in Wolfram, we believe that that certainly provides a strong rationale for diabetes.

Now, the diabetes market is not a small market, as I’m sure many of you have seen the travails of mankind and what they’ve been trying to do, at least successfully to date with the [indiscernible] date, and the panel approvals have gotten so far, you know, it’s a big indication, it’s going to take a lot of money and a lot of patients to get through diabetes trials.

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Thirdly, if you’re talking about proof of concept, Wolfram’s-induced diabetes, that we feel is where we can get some real acceptance in the marketplace, or at least in the [indiscernible] community and then we can evaluate the options there.

Dr. David Lowe

That’s a really good question and a very important one, obviously for the upside of Amarantus. So, I think the way this is going to play out is that we’ll be doing work with St. Louis University on Wolfram, we’ll get this diabetic component under control in a very genetically defined model, actually, and the human population as well, and during that process we’ll be assessing with diabetes experts, because let’s face it, so far Amarantus has been a CNS company, diabetes is full of issues, from a development perspective, and I think we would be very wise to seek guidance from a number of experts there. But we do have a responsibility, given these findings that we’ve been involved in and then this recent cell paper that was referred to, to shareholders to start looking at diabetes, I think.

And to the question of type 1, type 2, I think probably both. My hunch would be to go for type 2 to start with, but I think that’s where dialoging with some experts. We’ve already held some discussions with JDF, Juvenile Diabetes Foundation, so we’re kind of not completely lost, but I think we need to get a bit more [indiscernible] before we can really answer the question in great detail. And that’s what we intend to do, because we recognize this is a huge upside.

<Q>: I appreciate your feedback. It’s definitely very exciting to hear that. So, that would be a good lead-in to my next question, what would be the plan for Parkinson’s? I know you have a lot of other priorities with LymPro, retinitis pigmentosa and Eltoprazine, but is that still in your game plan in terms of, say, 2015, ideally, where you’d like to move that program forward and actually get an IND filed?

Dr. David Lowe

Absolutely. So, we do not want to give the impression we’re abandoning the PD, Parkinson’s as an indication. It could be a game changer in this field. What we’ve been doing is actually exploring delivery devices. And we had actually a meeting today with Medtronic, and we have also been in fairly regular dialogue with Renishaw in the U.K., these are the two providers of the delivery system that are being used in the field, and we’re planning a study looking at distribution of MANF and trying to nail down the perfusion parameters that will give us maximum breadth of MANF in real brains, actually in this case a pig brain. But then we’ll move forward from there rather rapidly to the non-human primate model, and that’s definitely in the planning, and starting to get going in actual fact.

So, investors shouldn’t think we’ve abandoned the PD at all. And then I think as the IND type data starts emerging we’ll have a much clearer idea of exactly how this molecule should be applied. And I would imagine that somewhere in mid to late 2015, something like that, would be where we’d be starting to dialogue with the FDA about how a clinical study could look, and should look.

Gerald Commissiong – President and Chief Executive Officer

Right. I think it’s important to note, you know, everybody, well, maybe not everybody, but everybody at least in the growth factor field following GDNF at Amgen, everybody has now followed GDNF from Amgen to MedGenesis, you know, we expect them to read out in the coming months, I know their chief scientist is presenting at a conference in Prince Edward Island in Canada in July, so hopefully around then we would see some data. And the groups that we’ve spoken with, from a pharmaceutical standpoint everybody acknowledges that if not perhaps efficacy, at least an understanding of proper distribution in those studies would be significant value creators for the entire field.

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We think, obviously we have mechanistic advantages, those need to be proved out in larger numbers, etc., in the field, in our hands, but we feel good about our position and the potential of MANF as we see it. You know, we’ve asked ourselves how much is it worth if it works the way we think it works, and it’s very difficult to answer that question. But we feel good about our position, and most importantly for us we want to make sure that we have no setbacks. So, it’s important for us to keep this thing moving, prove the biology in humans, and once we prove the biology in humans I think there will be a lot of opportunity.

<Q>: That’s very good to hear that your commitment is definitely dedicated to want to be successful. As you know, there’s certainly enormous upside with very few treatments that are out there in the marketplace. So, the quick wrap up question with MANF, is the toxicology data, I believe that was the first half of the year milestone, is there any comments or feedback that you could share in reference to that?

Dr. David Lowe

Not really, no. I think we’re still working on that, so I’d rather leave that until we’ve got a clearer picture on things. But what I can tell you is that there’s no negative flags, and I think the compound has been looked at in several in vivo models in animals at least, so things so far look good. And, of course, just a reminder that it is an endogenous protein, so it’s hardly likely to be toxic per se.

Gerald Commissiong – President and Chief Executive Officer

Right. From a timeline standpoint, you know, obviously the focus has shifted from the systemic to the retinal, but we’re still keeping a very close watch on moving things forward from a systemic standpoint.

Dr. David Lowe

Yes, that’s the tool box concept.

Gerald Commissiong – President and Chief Executive Officer

Right. So, we’re moving forward, the data’s being gathered. We’ve been fortunate to be able to raise the capital needed, and as we deliver we expect that we’ll be able to improve shareholder value over time.

<Q>: All right, well, I appreciate that feedback as well, and thanks for taking my questions. And my final question, because I know other people are excited to ask you all questions, would be, what is the current plans and expectations for an uplifting? Are we on track to proceed and potentially achieve that goal in 2014?

Gerald Commissiong – President and Chief Executive Officer

Yes, that’s our plan. We had plans to uplift last year and we somewhat got derailed around this time because of regulatory issues related to the [indiscernible], so that was a major setback from a corporate standpoint. But we’ve come back stronger, we’ve added programs and we’ve made progress all around. Certainly, 2014 is when we want to uplift, but we want to do it from a position of strength, you know, and enthusiasm. Being shareholders we understand concerns about reverse splits, and the potential negative impact of that, so I’m working very closely and we’ll certainly be working closely with Bob to put ourselves in a good position to be able to do that.

It’s important to note that we still had these warrants outstanding when we heard certain price milestones, we can enforce exercise delivering additional cash to the company which will improve our position to be able to uplift without additional significant dilution. So, we think we’ve got all the tools in the tool shed to make it happen, and we just intend to be opportunistic around catalytic events related to LymPro, events related with Eltoprazine, you know, we’re going to be dialoguing with the FDA on Eltoprazine about trial design, breakthrough, fast track, etc., etc., as we get ready for this clinical trial. And then obviously MANF, there are a number of possibilities there. So, we think we can improve shareholder value and we’ve got, certainly from a financial engineering standpoint some very good ideas about other things that we can do to really reward our shareholders.

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<Q>: Yes, I definitely concur. Well, thank you very much for your time in answering my questions.

Operator

Thank you. Our next question comes from the line of Paul Madanoski, a private investor. Please proceed with your question. Paul Madanoski, your line is live.

<Q>: Hi, all. My name is Paul Maginski. I was curious as to where you see the stock price, let’s say at the end of June.

Gerald Commissiong – President and Chief Executive Officer

It’s difficult for me to comment on stock price per se. I can say that we’re going to be looking to improve shareholder value, but we feel we’re substantially undervalued. And an important part of becoming less undervalued and then potentially hopefully one day properly valued, although I think it’s always difficult to value risk as it relates to biotech, which is generally the issue when people try to put models together, is just getting out and speaking to institutional investors who have the understanding to take a little bit of time and not to be so worried about the day to day fluctuations, but to focus on the long term and value creation. So, I can’t answer where the stock price is going to be. I can say that we think it’s going to improve over time, and that we’re focused on making sure that that happens.

Operator

Thank you. That’s all the time that we have for questions. I would now like to hand the floor back over to management for closing comments.

Gerald Commissiong – President and Chief Executive Officer

Well, certainly 2013 was an interesting year. We accomplished a lot despite very unfavorable market conditions for a large part of the year for our shareholders. As those market conditions improved we were able to add to our portfolio in terms of MANF intellectual property, further cementing our position as the world leader in the MANF space. We were able to continue our development of our LymPro asset, as well as now expand our portfolio to late stage therapeutics, which obviously are major value generators and certainly what a lot of institutional investors view as a bar.

Before becoming involved they view phase 2 data as a bar, so, we were very fortunate, under the direction of Dr. Lowe, to get access to Eltoprazine. Interestingly, a lot of the partners that we discussed had wondered where it went, and when they saw the press releases come out about the in-license and following the ADHD data, they were very pleased to see that continue to move forward. And so now we’re focused on putting it within a regulatory context so that real value can be created and we can really deliver for patients, because PD LID is a massive unmet need, and ADHD obviously is a very significant unmet need, and the stimulant aspect of ADHD is very important, both in adults as well as in pediatrics.

So, I would like to thank you very much for taking the time to listen to this conference call. Obviously, you can connect with our IR group, Aimee Boutcher is excellent, and I think is very responsive. And we thank our loyal shareholders for continuing to follow us, and we look forward to delivering for you in the weeks, months, and years ahead. Thank you very much.

Operator

Thank you. This concludes today’s teleconference. You may disconnect your line at this time, and thank you for your participation.

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